December 29, 2008

Mr. Julio De Leon
DeLeon & company P.A.
510 NW 159th Lane
Pembroke Pines, FL 33028

Sent via e-mail:    jdlcpa@bellsouth.net;

Mr. Julio De Leon,

We are providing Form 8K to the SEC relating to the dismissal of Deleon & Company P.A. and the engaging of Rose, Snyder & Jacobs as our company’s auditors. Attached is a copy of the 8K. Please furnish us with a letter addressed to the Securities and Exchange Commission stating whether you agree with the 8K, and if not, please state your disagreement(s).

Sincerely,

/s/  Rick Diya
Rick Diya CFO
TransWorld Benefits International, Inc.

Attached:                      Form 8K